CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

EuroPacific Growth Fund:

We consent to (a) the use in this Post-Effective Amendment No. 30 to Registration Statement No. 2-83847 on Form N-1A of our report dated May 11, 2005 appearing in the Financial Statements which are included in Part B, the Statement of Additional Information of such Registration Statement, (b) the references to us under the heading "General Information" in such Statement of Additional Information and (c) the reference to us under the heading "Financial Highlights" in the Prospectuses, which are part of such Registration Statement.



DELOITTE & TOUCHE LLP
May 25, 2005
Costa Mesa, California